Exhibit 10.1
February 2nd, 2009
Roland Bopp
6 Sherman Avenue
Bronxville, NY 10708
Dear Roland,
We are pleased to present the following offer of employment. This letter will summarize and confirm the details of our offer to join Lighting Science Group Corporation (LSGC).
Position: Your job title will be Chief Operating Officer. You will report to Govi Rao, Chairman and CEO commencing on March 1, 2009 or earlier. You will work from our Westampton, NJ office.
Base Compensation: Your bimonthly salary will be $9375.00 (which equates to $225,000.00 annually), less standard payroll deductions and all required withholdings in accordance with LSGC’s payroll policies.
Performance Bonus: You will be eligible to participate in LSGC’s performance bonus plan(s) up to 40% of your base salary, based on a combination of company performance and personal achievements as agreed with your manager during your introductory sessions.
Long Term Incentive Plan (LTIP): You will be eligible to participate in LSGC’s long term incentive plan which will include grants of 150,000 shares of restricted stock and 75,000 options. All grants are subject to approval by LSGC’s Board of Directors. You will also be eligible for future awards based on company and individual performance and in line with the company’s policies on LTIP.
Benefits: LSGC currently offers a suite of benefits for you and your qualified dependents including medical, dental, vision and life insurance options. Eligibility for these benefits will be the first day of employment. Additionally, you are eligible for paid sick time off and paid holidays. You will accrue vacation at the rate of 4 weeks per year. Additional details regarding benefits will be provided from Human Resources upon commencement of employment.
Housing: LSGC will assist you in finding and will pay for the rental of an apartment in the Westampton area. We will limit the expense to a reasonable cost given the market rates for the area and your specific needs.
Car Allowance: LSGC will pay up to 75% of the price of a car lease, not exceeding $1200 per month for one year.
Required Documentation: To comply with the government-mandated confirmation of employment eligibility, you will be required to complete an I-9 Employment Eligibility Verification form. Please bring the required I-9 documents with you on your first day of employment.
At Will Employment: Please understand, as stated in all job offers, Lighting Sciences Group Corporation is an employment-at-will company. As you know, this means that you or LSGC may terminate your employment at any time, for any reason or for no reason with or without notice. Accordingly, this letter is not a contract or commitment for continued employment. LSGC also reserves the right to amend its plans or programs at any time.

Severance: If you are terminated due to change of control, you will receive severance equivalent to six months of base pay. If you are terminated for reasons other than change of control or cause, you will receive severance equivalent to three months of base pay. In either case, severance will be conditional upon your first executing (and not revoking) a valid waiver and release of all claims that you may have against LSGC.
“Cause” means your: (a) willful breach of your obligations under this agreement, which breach you fail to cure, if curable, within (30) days after receipt of a written notice of such breach; (b) gross negligence in the performance or intentional non-performance of your material duties to LSGC or any of its affiliates; (c) commission of a felony or a crime of moral turpitude; (d) commission of a material act of deceit, fraud, perjury or embezzlement that involves or directly or indirectly causes harm to LSGC or any of its affiliates; or (e) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) during the performance of your duties to LSGC or any of its affiliates, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of your duties to LSGC or any of its affiliates.
If you wish to accept employment at under the terms described above, please sign and date this letter and return to me no later than February 10th, 2009.
You acknowledge that this offer letter, when accepted by you, will represent the entire agreement between you and LSGC regarding the terms and conditions of your employment. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and LSGC.
If you have any questions regarding this offer, please do not hesitate to contact me at 917.399.5355 or at lvera@lsgc.com. On behalf of the entire team, I look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely yours,
/s/ Lynn Vera
Lynn Vera, Chief Human Resources Officer

AGREED TO AND ACCEPTED BY:

/s/ Roland Bopp Signed: Roland Bopp

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